UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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◻	Preliminary Proxy Statement
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◻	Definitive Proxy Statement
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◻	Soliciting Material under §240.14a-12

Transocean Ltd.
(Name of Registrant as Specified In Its Charter)
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Additional Information Concerning the 2022 Annual General Meeting of Shareholders

of Transocean Ltd. to be held on May 12, 2022

May 4, 2022

To the Owners of Our Company:

This information supplements the definitive proxy statement dated March 28, 2022 (as supplemented, the “Proxy Statement”) of Transocean Ltd. (the “Company,” “our,” “we” or “us”) for its 2022 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 12, 2022, at 6:30 p.m., Swiss time, at the Parkhotel Zug, Industriestrasse 14, CH-6304 Zug, Switzerland.  Capitalized terms not defined herein are defined in the Proxy Statement.

As you consider the proposals that we are presenting at the Annual Meeting, we underscore the importance of your independent analysis of each of these proposals. The proposals are described in detail in our Proxy Statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read our Proxy Statement as well as any additional soliciting material that we may file with the SEC.

Our Board of Directors (the “Board”) recommends that you vote your shares “FOR” the election of each of our director nominees and “FOR” each of the other proposals at the Annual Meeting. This includes Proposal 4 – Renewal of Shares Authorized for Issuance, which seeks shareholder approval to allow us to issue a limited number of shares for a limited time for limited purposes.

Specifically, we seek the ability to issue up to 150,848,756 new shares, or approximately 20% of our currently issued share capital, within a two-year period ending on May 12, 2024. If we issue shares under the proposed authorization, Swiss law and our Articles of Association would permit us to issue shares without preemptive rights only for limited purposes. We also remain subject to the rules and listing standards of the New York Stock Exchange (“NYSE”), which are consistent with Proposal 4.  We recommend that you vote “FOR” Proposal 4 for the reasons set forth in the Proxy Statement and as described below:

1.	Our past actions demonstrate our deliberate, disciplined use of equity in furtherance of prudently managing our capital structure.

We value the trust that our shareholders continually place in us to manage our capital structure. We believe that we have not only preserved shareholder value throughout the recent and historically difficult market for the offshore drilling industry, but also strategically positioned the company for growth and continued success as the market for our contract drilling services continues to strengthen. As part of our approach to managing our capital structure, we have consistently demonstrated a deliberate, disciplined approach to issuing equity within the authorizations that shareholders have provided to us, managing potential dilution to maximize value for all of our shareholders.

Our prudent management and use of share capital are highlighted by our opportunistic sales of shares pursuant to our ongoing at-the-market equity offering program (the “ATM Program”). For the year ended December 31, 2021, we sold an aggregate of 36.1 million shares under the ATM Program and received aggregate cash proceeds of approximately $158 million, net of issue costs. In the three months ended March 31, 2022, we sold an aggregate of 20.2 million shares under the ATM Program and received aggregate cash proceeds of $103 million, net of issue costs.

Shareholder approval of Proposal 4 would allow us to continue our disciplined approach to using our share capital and would facilitate the execution of transactions that improve our liquidity and support the value of our equity, which benefits our shareholders.

2.	The approval of Proposal 4 would more closely align our authorization to issue shares with that of our peers, most of which have broader authorizations to issue shares from their respective shareholders.

Most of the companies that comprise our compensation and performance peer groups, as identified in the Proxy Statement, are subject to SEC reporting requirements that apply to U.S. domestic issuers.  Transocean, like most of our peers, is considered to be a U.S. domestic issuer for SEC reporting purposes. Out of the 28 companies that comprise our aggregate peer group, 23 companies already have the authority (subject to applicable listing rules) to issue a much higher percentage of their respective share capital than the authority we seek in Proposal 4.

On average, our peer group has the authority to issue a number of new shares equivalent to more than 60% of the number of their total issued shares. Our requested authorization of 20% is substantially less than, and modest in comparison to, the similar authorizations that most companies in our peer group currently possess.

3.	Approving Proposal 4 would allow us to maintain the flexibility to execute transactions and, if favorable conditions exist, access capital markets by issuing shares in a timely and efficient manner.

We regularly access the U.S. capital markets. The NYSE is the only exchange on which our shares are traded, and our shares are predominantly held by U.S. investors. Accordingly, we believe that our shareholders expect us to follow and be subject to customary U.S. capital markets practices, the rules and regulations of the SEC, and the rules and listing standards of the NYSE.

We are also subject to Swiss corporate law because we are incorporated in Switzerland. Unlike companies incorporated in the U.S. or other jurisdictions for which authorizations to issue new capital with or without a specific purpose is generally not limited by law and does not generally expire, the ability of Swiss-domiciled companies to issue shares using authorized share capital is limited to a maximum of 50% of the total issued share capital existing when shareholder approval is obtained, and the authorization expires every two years under Swiss law. We have, therefore, historically sought and received shareholder approval at regular intervals for additional updated authority to issue shares without a specific purpose, using authorized share capital.

If Proposal 4 is not approved, our ability to opportunistically and timely access capital markets may be limited because of the lengthy process we would be required to undertake to call and hold special meetings of shareholders to seek additional authorizations to issue shares should we choose to do so as part of managing our capital structure, even if we would not otherwise be required to obtain shareholder approval under NYSE rules.

4.	Our shares are listed exclusively in the U.S., and we follow the NYSE rules and listing standards that provide separate restrictions on share issuances for the protection of shareholders.

If our shareholders approve Proposal 4, we will continue to be subject to all of the shareholder approval and other requirements that arise from Swiss law and the rules and listing standards of the NYSE. For example, with certain exceptions, NYSE rules generally require shareholder approval to issue shares in a transaction if the issued shares would equal 20% or more of the voting power or outstanding shares of the company after the transaction. We also are subject to NYSE rules that limit the circumstances where shares may be issued to a related party without shareholder approval, such as in connection with a transaction where a related party has a 5% interest in the company or assets being acquired and the issuance results in a 5% increase in outstanding shares or voting power.

For these reasons, we believe that the share capital authorization we seek from our shareholders at the Annual Meeting is reasonable and appropriate, and we encourage shareholders to vote “FOR” Proposal 4.

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How to vote your shares

Shareholders registered in our share register as of April 25, 2022, the record date for the 2022 Annual General Meeting, have the right to attend the meeting and vote their shares. Shareholders who wish to attend and vote at the meeting in person are required to present either the Notice of Internet Availability of Proxy Materials (the “Notice”), or any proxy card that is sent to them, or, if a beneficial holder holds shares in the name of a bank, broker or other nominee, a legal proxy issued by such holder’s bank, broker or other nominee in the holder’s name, each with proof of identification.

Even if you plan to attend the 2022 Annual General Meeting, we encourage you to submit your voting instructions prior to the meeting.

You may revoke your proxy or proxy card at any time prior to its exercise by taking one of the actions described in the Proxy Statement, or by appearing at the meeting, notifying the independent proxy with respect to applicable proxies, and voting in person. Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

If you plan to attend the 2022 Annual General Meeting in person, we urge you to arrive at the meeting location no later than 5:30 p.m., Swiss time on Thursday, May 12, 2022. In order to determine attendance correctly, any shareholder leaving the 2022 Annual General Meeting early or temporarily, will be requested to present such shareholder’s admission card upon exit. Directions to the 2022

Annual General Meeting can be obtained by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH-6312 Steinhausen, Switzerland, telephone number +41 (41) 749-0500, or Investor Relations at our offices in the United States, at 1414 Enclave Parkway, Houston, Texas 77077, USA, telephone number +1 (713) 232-7500.

Forward-Looking Statements

This supplement contains forward-looking statements within the meaning of the federal securities laws, including statements regarding potential acquisitions and the impact of limitations on our ability to issue ordinary shares without pre-emptive rights. These statements reflect our current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with global market and economic conditions and our ability to execute on our strategy, and competition, as well as the other risks described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on February 23, 2022. We undertake no obligation to update any forward-looking statements contained herein.